Exhibit 10.18

Description of the 2016 Annual Incentive Plan
The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Black Box Corporation (the "Company") recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the "FY16 Annual Incentive Plan") under the Black Box Corporation 2008 Long-Term Incentive Plan, as amended (the "2008 Plan"), for the fiscal year ending March 31, 2016 ("Fiscal 2016"). The performance goals for the FY16 Annual Incentive Plan are, as defined below, "adjusted operating margin," "adjusted operating margin percent," "organic revenue growth" and "free cash flow." The "adjusted operating margin" metric replaces "operating earnings per share" which had been used as performance metrics in previous annual incentive plans.

"Adjusted operating margin" means operating income plus "Reconciling Items" (as defined below); "adjusted operating margin percent" means Adjusted operating margin divided by total revenues; "organic revenue growth" means revenue excluding the impact of currency changes and the impact of acquisitions or dispositions; and "free cash flow" meaning cash from operations less net capital expenditures and excluding the impact of currency changes.

"Reconciling Items" means: (i) intangibles amortization; (ii) asset write-up expense on acquisitions; (iii) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (iv) the impact of any goodwill impairment; (v) the effect of changes in tax laws or accounting principles affecting reported results; and (vi) restructuring expense in excess of $3 million in any fiscal year.

The performance goals for the FY16 Annual Incentive Plan will be equally weighted. Under the FY16 Annual Incentive Plan, the achievement of the performance goals at 90% of target for the adjusted operating margin percent goal and free cash flow goal, 50% of target for the organic revenue growth performance goal and 85% of target for the Adjusted operating margin goal will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 115% of target (150% of target for the organic revenue growth performance goal) will result in a payout of 150% of targeted annual bonus. The achievement of the performance goals at target levels between the levels of target performance stated above will result in payouts of targeted annual bonus amounts calculated on a straight-line basis. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY16 Annual Incentive Plan.